Exhibit 16.1

[Logo] ANDERSEN

June 17, 2002 Office of Chief Accountant Securities and Exchange Commission 450 Fifth Street, N.W. Washington, D.C. 20549	Arthur Andersen LLP Suite 300 501 North 44th Street Phoenix, AZ 65008 Tel: 602.285.2000 Fax: 602.286.2199 www.andersen.com

Dear Sir/Madam:

        We have read the first paragraph under the heading "Independent Accountants" included in the Form S-1, dated June 17, 2002, of Wynn Resorts, Limited filed with the Securities and Exchange Commission. Based solely on discussions and representations from the Andersen engagement partner (who is no longer with Andersen) on the audits of the financial statements referred to in this paragraph, we have no basis for disagreement with the statements contained therein.

Very truly yours,

/s/  ARTHUR ANDERSEN LLP

Copy to: Mr. John Strzemp, Executive Vice President and Chief Financial Officer, Wynn Resorts, Limited